Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

FRACTYL HEALTH, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)

Fees to be Paid	Equity	Common Stock, par value $0.00001 per share(3)	457(o)	—	$16.00	$134,933,312	0.00014760	$19,916.16

	Total Offering Amount				—	$134,933,312	—	$19,916.16

	Total Fees Previously Paid				—	—	—	$14,760.15

	Total Fee Offsets				—	—	—	—

	Net Fee Due				—	—	—	$5,156.01

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum aggregate offering price.
(3)

Includes up to an additional 15% of the aggregate offering price to cover a 30-day option granted to the underwriters to purchase additional shares of our common stock to cover over-allotments, if any.